                                  EXHIBIT 11.1

                                METROCALL, INC.

                 STATEMENT RECOMPUTATION OF EARNINGS PER SHARE
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                            Three Months Ended September 30,    Nine Months Ended September 30,
                                                               2001              2002                2001            2002
                                                               ----              ----                ----            ----


Net income (loss)                                            (45,812)             912              (452,164)         (44,276)
  Preferred dividends                                         (2,636)              --                (7,670)          (4,855)
  Reorganization item-accretion of liquidation preference         --               --                    --           (4,715)
                                                            --------           ------             ----------        --------
Net income (loss) attributable to common stockholders       $(48,448)            $912             $(459,834)        $(53,846)
                                                            ========           ======             ==========        ========


Weighted-average shares outstanding:
  Shares outstanding, beginning of period                     89,976           89,976                89,215           89,976
  Shares issued in employee stock purchase plan                   --               --                   761               --
                                                            --------           ------             ---------         --------
  Shares outstanding, end of period                           89,976           89,976                89,976           89,976
                                                            --------           ------             ---------         --------
Weighted-average shares outstanding                           89,976           89,976                89,976           89,976
                                                            ========           ======             =========         ========

Income (loss) per share attributable to common stockholders   $(0.54)           $0.01                $(5.11)          $(0.60)
                                                            ========           ======             =========          =======

